Exhibit 99.1

Nevro Reports Third Quarter 2016 Financial Results

Updates Revenue Guidance for Full Year 2016

Redwood City, Calif., November 7, 2016 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three and nine months ended September 30, 2016.

Third Quarter Highlights:

•	Achieved revenue of $60.9 million in the third quarter of 2016, an increase of 296% as reported, over the same period of the prior year
o	U.S. revenue of $47.2 million for the third quarter of 2016
o	International revenue of $13.7 million in the third quarter of 2016 increased 27% in constant currency and 26% on an as-reported basis, both over the same period of the prior year
•	Cigna updated its policy to cover HF10 therapy for all of its beneficiaries. This decision reverses the investigational and experimental designation Cigna previously adopted in May 2016.
•

Two HF10 therapy-related abstracts were selected for presentation during the Groundbreaking Study portion of the Plenary program at the upcoming 20th Annual North American Neuromodulation Society (NANS) Meeting in January 2017

o

The abstract entitled “A Multi-Center, Prospective, Clinical Trial of the High Frequency Spinal Cord Stimulation (HF-SCS) at 10 kHz in the Treatment of Chronic Upper Limb and Neck Pain” was selected for the Groundbreaking Clinical Trial plenary session

o

The abstract entitled “Electrophysiological Investigation of the Effects of 10-kHz Spinal Cord Stimulation on the Excitability of Superficial Dorsal Horn Neurons in Experimental Pain Models in the Rat” was selected for the Groundbreaking Basic Science plenary session

“The positive feedback we hear from our patients and customers is the driving force of our organization,” said Rami Elghandour, President and CEO of Nevro. “We are proud that underlying our progress to date is the impact HF10 therapy has had on over 12,000 patients worldwide.  We are focused on continuing our controlled launch and ensuring broader access to our clinically superior therapy for many more patients in need.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2016 was $60.9 million versus $15.4 million during the same period of the prior year, representing 296% growth as reported. U.S. revenue for the three months ended September 30, 2016 was $47.2 million. International revenue was $13.7 million, representing growth of 27% in constant currency and 26% on an as-reported basis. The increase in international revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the three months ended September 30, 2016 was $41.7 million, representing a 68% gross margin, up from $9.4 million, representing a 61% gross margin, in the same period of the prior year.

Operating expenses for the three months ended September 30, 2016 were $43.6 million compared to $27.1 million in the same period of the prior year, representing an increase of 60%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs.

Loss from operations for the third quarter of 2016 was $1.9 million compared to $17.7 million for the same period of the prior year.

Revenue Guidance for Full Year 2016

Nevro projects worldwide revenue for 2016 to be in the range of $220 to $225 million. This compares to previous expectations for 2016 worldwide revenue in the range of $210 to $220 million announced in August 2016.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 92481738), or access the webcast on the “Investors” section of the company’s web site at: www.nevro.com/investors.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro's proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; our plans for continued commercialization of Senza; our progress towards becoming a leader in Neuromodulation; our positioning for sustained success; and our expectations for worldwide revenue for the full year 2016. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 29, 2016 and our Quarterly Report on Form 10-Q that we expect to file on November 7, 2016, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2016 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)
Revenue	$60,922	$15,402	$157,973	$36,482
Cost of revenue	19,235	5,968	53,741	15,349
Gross profit	41,687	9,434	104,232	21,133
Operating expenses:
Research and development	7,923	5,247	22,453	15,508
Sales, general and administrative	35,636	21,896	98,591	54,848
Total operating expenses	43,559	27,143	121,044	70,356
Loss from operations	(1,872)	(17,709)	(16,812)	(49,223)
Other income (expense):
Interest income (expense), net	(1,825)	(554)	(2,929)	(1,694)
Other income (expense), net	259	(922)	96	(1,757)
Loss on extinguishment of debt	—	—	(1,268)	—
Loss before income taxes	(3,438)	(19,185)	(20,913)	(52,674)
Provision for income taxes	448	269	1,040	566
Net loss	(3,886)	(19,454)	(21,953)	(53,240)
Changes in foreign currency translation adjustment	(100)	(188)	(446)	(191)
Changes in gains (losses) on short-term investments	(507)	(89)	(296)	(4)
Net change in other comprehensive loss	(607)	(277)	(742)	(195)
Comprehensive Loss	$(4,493)	$(19,731)	$(22,695)	$(53,435)
Net loss per share, basic and diluted	$(0.14)	$(0.70)	$(0.77)	$(2.04)
Weighted average shares used to compute net loss per share, basic and diluted	28,542,760	27,861,523	28,373,430	26,102,679

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$42,733	$87,036
Short-term investments	245,226	106,634
Accounts receivable, net	40,837	22,522
Inventories, net	73,367	62,430
Prepaid expenses and other current assets	6,776	4,009
Total current assets	408,939	282,631
Property and equipment, net	7,607	5,794
Other assets	2,409	1,852
Restricted cash	906	906
Total assets	$419,861	$291,183
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$13,105	$21,887
Accrued liabilities and other	21,460	14,502
Total current liabilities	34,565	36,389
Long-term debt	136,496	19,740
Other long-term liabilities	1,071	462
Total liabilities	172,132	56,591
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 28,611,806 and 28,143,573 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	29	28
Additional paid-in capital	459,978	424,147
Accumulated other comprehensive loss	(917)	(175)
Accumulated deficit	(211,361)	(189,408)
Total stockholders’ equity	247,729	234,592
Total liabilities and stockholders’ equity	$419,861	$291,183

SOURCE Nevro Corp.